UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): July 10, 2017
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd San Diego, California	92123
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael B. Horn as Director
On July 10, 2017, the Board, upon the recommendation of the Nominating and Governance Committee of the Board, elected Michael B. Horn to the Board, effective as of August 1, 2017. Mr. Horn will serve as a Class II director, with a term expiring at the annual meeting of stockholders to be held in 2020. Mr. Horn will serve on the Nominating and Governance Committee of the Board. In addition, the Board determined that Mr. Horn qualifies as independent under the rules of the New York Stock Exchange (the “NYSE”).
Mr. Horn, age 37, is currently the owner of Horn-Ed LLC, serving as board member, advisor and consultant to a portfolio of education companies. Mr. Horn has been the Chief Strategy Officer and Principal Consultant of Entangled Ventures and Entangled Solutions since October 2015 as well as Co-Founder, Distinguished Fellow and Board member of Clayton Christensen Institute for Disruptive Innovation since October 2015. Mr. Horn also joined Nextgen Venture Partners as a Venture Partner in 2017. Previously, Mr. Horn served as Co-Founder and Executive Director, Education, of the Clayton Christensen Institute for Disruptive Innovation from 2007 through October 2015. He has authored or coauthored over 20 books, white papers, case studies and policy briefs on K through 12 and higher education and written over 80 articles for major publications including the Washington Post, CNN.com, Education Week, Forbes.com and more. He has delivered over 250 speaking engagements at major education conferences on blended and online learning. Tech & Learning Magazine named him one of the 100 most influential people affecting the advancement of technology in education.
In connection with his appointment to the Board and in accordance with the Company’s non-employee director compensation program, Mr. Horn will receive a base annual retainer of $45,000 for service on the Board. In addition, Mr. Horn is eligible to receive a stock option under the Company’s Amended and Restated 2009 Stock Incentive Plan, as amended, exercisable for a number of shares of Company common stock equal to the quotient of (a) $85,000, divided by (b) the Black-Scholes value of an option to purchase one share of Company common stock, with an exercise price equal to the closing price of Company common stock on the NYSE on the date of grant. Mr. Horn may be eligible for additional stock option and restricted stock unit awards that may be granted to the Company’s non-employee directors from time to time in the discretion of the Board and the Compensation Committee of the Board.
Also in connection with his appointment to the Board, Mr. Horn executed the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and is incorporated herein by reference.
Mr. Horn is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Appointment of George Pernsteiner as Director
On July 10, 2017, the Board, upon the recommendation of the Nominating and Governance Committee of the Board, elected George Pernsteiner to the Board, effective as of August 1, 2017. Mr. Pernsteiner will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2019. Mr. Pernsteiner will serve on the Compensation Committee of the Board. In addition, the Board determined that Mr. Pernsteiner qualifies as independent under the rules of the NYSE.
Mr. Pernsteiner, age 69, has over 28 years of experience serving in several leadership posts in the post-secondary education system. Mr. Pernsteiner has been the President of the State Higher Education Executive Officers Association, which represents chancellors and commissioners of higher education from every state, from September 2013 until the present, and has announced his retirement as President effective as of August 1, 2017. Previously, Mr. Pernsteiner served as Chancellor of the Oregon University System from July 2004 through May 2013. Mr. Pernsteiner has a B.A. in Political Science from Seattle University and an MPA from the University of Washington in Public Administration.
In connection with his appointment to the Board and in accordance with the Company’s non-employee director compensation program, Mr. Pernsteiner will receive a base annual retainer of $45,000 for service on the Board. In addition, Mr. Pernsteiner is eligible to receive a stock option under the Company’s Amended and Restated 2009 Stock Incentive Plan, as amended, exercisable for a number of shares of Company common stock equal to the quotient of (a) $85,000, divided by (b) the Black-Scholes value of an option to purchase one share of Company common stock, with an exercise price equal to the closing price of Company common stock on the NYSE on the date of grant. Mr. Pernsteiner may be eligible for additional stock option and restricted stock unit awards that may be granted to the Company’s non-employee directors from time to time in the discretion of the Board and the Compensation Committee of the Board.

Also in connection with his appointment to the Board, Mr. Pernsteiner executed the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and is incorporated herein by reference.
Mr. Pernsteiner is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2017		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel